ACM Managed Dollar Income Fund, Inc.
811-07964
Exhibit 77C


The Annual Meeting of Stockholders of ACM Managed Dollar Income Fund,
Inc. (the Fund) was held on March 28, 2007 and adjourned until May 4, 2007. A description of each proposal and number of shares voted at the meeting are as follows:

				Voted For		Authority Withheld

To elect four Directors of the
Funds common stockholders for
a term of two or three years
and until his or her successor
is duly elected and qualifies.

Class One (terms expire 2010)

David H. Dievler		18,927,869		533,409

Michael J. Downey		18,939,426		521,852

Nancy P. Jacklin		18,941,550		522,496


Class Three (term expires 2009)

Earl D. Weiner			18,938,782		519,728


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